PACIFIC FINANCIAL CORPORATION
                              300 E. Market Street
                         Aberdeen, Washington 98520-5244
                                 (360) 533-8870


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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          To Be Held on April 20, 2005
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      NOTICE IS HEREBY  GIVEN that the 2005 Annual  Meeting of  Shareholders  of
Pacific Financial Corporation (the "Company") will be held at the Company's Headquarters located at 300 East Market Street, Aberdeen, Washington, on Wednesday, April 20, 2005, at 7:00 p.m., local time, for the following purposes:

      1. ELECTION OF DIRECTORS. To elect four directors to three-year terms.

      2. OTHER BUSINESS. To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

      The Board of Directors is not aware of any other business to come before the meeting.

      Any action may be taken on the foregoing proposals at the Annual Meeting or any subsequent adjournments. Shareholders of record at the close of business on March 18, 2005, are entitled to notice of and to vote at the meeting and any adjournments or postponements.

      Please vote via the Internet or by telephone in accordance with instructions provided under the heading "Voting by Internet or Telephone" near the end of this proxy statement, or by promptly completing, signing, and mailing the enclosed form of proxy in the envelope provided. If you vote by any of these methods and you also attend the meeting, you do not need to vote in person at the meeting, unless you want to change your earlier vote.

                                          By Order of the Board of Directors



                                          John Van Dijk
                                          Secretary

Aberdeen, Washington
March 24, 2005

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IMPORTANT: PROMPT VOTING VIA THE INTERNET,  TELEPHONE, OR RETURNING THE ENCLOSED
PROXY BY MAIL WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR
CONVENIENCE.   NO  POSTAGE  IS  REQUIRED   IF  MAILED  IN  THE  UNITED   STATES.
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


                               PROXY STATEMENT OF
                          PACIFIC FINANCIAL CORPORATION

                         ANNUAL MEETING OF SHAREHOLDERS
                                 April 20, 2005

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pacific Financial Corporation (the "Company"), the holding company for Bank of the Pacific (the "Bank"), to be used at the 2005 Annual Meeting of Shareholders of the Company. The Annual Meeting
will be held at the Company's headquarters located at 300 East Market Street, Aberdeen, Washington, on Wednesday, April 20, 2005, at 7:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being mailed to shareholders on or about March 24, 2005.

                           VOTING AND PROXY PROCEDURE

      Record Ownership; Quorum. Shareholders of record as of the close of business on March 18, 2005, are entitled to one vote for each share of Common Stock of the Company then held. As of March 18, 2005, the Company had 3,210,698 shares of Common Stock issued and outstanding and eligible to be voted at the Annual Meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.

      Solicitation of Proxies. The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may also be made by directors and officers of the Company and the Bank. In addition to mailing proxy materials, the directors, officers and employees may solicit proxies in person, by telephone or otherwise. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposal to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented by the proxy will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the proposal set forth below. If a shareholder attends the Annual Meeting, he or she may vote in person.

      Revocation of Proxies. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Secretary of the Company or by filing a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy.

      Voting of Proxies by Beneficial Holders. If your shares are held by a bank, broker or other holder of record and you want to attend the meeting and vote in person, you will need to bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 18, 2005, the record date.

      Voting for Directors. The four nominees for election as directors at the Annual Meeting who receive the highest number of affirmative votes will be elected. Shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for or withheld from the directors as a group, or from each individual nominee. Votes that are withheld and broker non-votes will have no effect on the outcome of the election because directors will be elected by a plurality of votes cast. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the matter being considered and has not received instructions from the beneficial owner.

                                   MANAGEMENT

Security Ownership of Certain Beneficial Owners and Management

      Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file reports disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Based on such reports, the Company knows of no person who owned more than 5% of the outstanding shares of Common Stock as of the record date for the Annual Meeting.

      Beneficial ownership is a technical term broadly defined by the Securities and Exchange Commission (the "SEC") to mean more than ownership in the economic sense. In general, beneficial ownership includes voting or investment power over shares, as well as shares that a person has the right to acquire within 60 days. Except as otherwise noted, the shareholders named in the table below have sole voting and investment power over all shares shown as beneficially owned by them.

      The following table sets forth, as of the record date, information as to the shares of the Common Stock beneficially owned by each director, by the Chief Executive Officer of the Company, by the Company's executive officers who received salaries and bonuses totaling in excess of $100,000 during the year ended December 31, 2004 ("named executive officers"), and by all present executive officers and directors of the Company as a group. All numbers and percentages have been adjusted to reflect the two-for-one stock split to be paid April 4, 2005, to shareholders of record on March 15, 2005.

                              Number of Shares          Percent of
Name                        Beneficially Owned(1)    Shares Outstanding
----                        ---------------------    ------------------

Directors:
G. Dennis Archer                 42,932(3)                 *
John R. Ferlin                   67,370(4)               1.0%
Gary C. Forcum                   68,670                  1.1%
Susan C. Freese                  15,400                    *
Duane E. Hagstrom               123,670                  1.9%
Edwin Ketel                       9,250                    *
Joseph A. Malik                  56,690                    *
Randy W. Rognlin                 93,882                  1.4%
Randy Rust                       30,724                    *
Douglas M. Schermer              32,938                    *
Stewart L. Thomas                59,090                    *
Walter L. Westling              105,050                  1.6%
David L. Woodland                54,000                    *
Robert J. Worrell               140,958                  2.2%

Executive Officers:
Dennis A. Long (2)              187,390                  2.9%
Bruce D. MacNaughton             25,794                    *
John Van Dijk                    63,000                  1.0%
All Executive Officers        1,176,808                 18.3%
and Directors as a Group
(19 persons)
---------------

*     Less than 1% of shares outstanding.

(1) The amounts shown include the following amounts of Common Stock each individual has the right to acquire within 60 days of March 18, 2005, through the exercise of stock options granted pursuant to the Company's stock option plans as follows: Mr. Long, 140,000 shares; Mr. Van Dijk, 28,000 shares; Mr. MacNaughton, 25,794 shares; each of Messrs. Archer, Ferlin, Rust, Stewart, Woodland and Worrell, 2,000 shares; Ms. Freese, 2,000 shares; Messrs. Forcum, Hagstrom, Ketel, Malik, Rognlin, Schermer, and Westling, 1,000 shares; and all executive officers and directors as a group, 214,794 shares.

(2)   Mr. Long is also a director of the Company.

(3)   Includes 634 shares owned in a profit sharing trust.

(4) Includes 1,700 shares owned as custodian for family members, 5,672 shares held by Mr. Ferlin's spouse as trustee for family trusts, and 9,108 shares held by trust for a family member. Mr. Ferlin disclaims ownership of the 9,108 shares held in trust for a family member.

Certain Executive Officers

      The following summary sets forth the age, position, and the business experience during the past five years of those executive officers of the Company who are not also directors of the Company.

      Bruce D. MacNaughton (51) is the Vice President of the Company. He was appointed Executive Vice President and has served as Chief Credit Officer of the Bank since January 2002. Mr. MacNaughton has been employed in the commercial banking industry for over 31 years in various capacities. He was employed by U.S. Bank from 1983 to 2001. From 1989 to 2001, Mr. MacNaughton was a Business Banking Team Leader for U.S. Bank in central Oregon. In 2001, Mr. MacNaughton was promoted to Senior Lender of U.S. Bank with expanded responsibilities for the central and eastern Oregon region, managing a $185 million commercial and agriculture loan portfolio through a network of 21 branch offices and a staff of 18 commercial loan officers.

      John Van Dijk (57) is the Chief Financial Officer of the Company. Mr. Van Dijk was also named President of Bank of the Pacific in November 2004. He has served as Chief Financial Officer and Secretary/Treasurer of the Company since 1997 and as Chief Financial Officer of Bank of the Pacific since May 1996. Previously, Mr. Van Dijk was employed in the thrift industry for 18 years. He served as Senior Vice President, Chief Financial Officer of Olympia Federal Savings, Olympia, WA from May 1991 to May 1996. From November 1988 to May 1991, he served as Vice President and Controller for Sterling Financial Group, Spokane, WA. Mr. Van Dijk served as Senior Vice President and Chief Operating Officer of Central Evergreen Savings Bank, Chehalis, WA from March 1978 to November 1988.

                     PROPOSAL NO. 1 - ELECTION OF DIRECTORS

      The Company's Board of Directors is presently composed of fifteen members. The Company's articles and bylaws provide that directors will be elected for three-year staggered terms with approximately one-third of the directors elected each year. At the Annual Meeting, four directors will be elected to the class of directors whose terms end in 2008. Two current directors, Messrs. Westling and Woodland, will not stand for re-election and will retire from the Board effective as of the Annual Meeting, having reached the mandatory retirement age for directors under our bylaws. The Board has adopted a resolution reducing the size of the Board to 13 members effective as of the retirement of Messrs. Westling and Woodland.

      Messrs. Ferlin, Hagstrom, Rognlin and Thomas, all of whom presently serve as directors of the Company, have been nominated for election for a three-year term ending in 2008.

      It is intended that the proxies solicited by the Board of Directors will be voted for the election of the above named nominees. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time the Board of Directors knows of no reason why the nominees might be unavailable to serve.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF MESSRS. FERLIN, HAGSTROM, ROGNLIN, AND THOMAS.

      The following table sets forth certain information regarding the nominees for election at the Annual Meeting, as well as information regarding those directors continuing in office after the Annual Meeting. There are no family relationships among the directors and executive officers of the Company.

                                        Year First
          Name            Age   Elected/Appointed Director   Term to Expire
          ----            ---   --------------------------   --------------
Board Nominees

Class C
-------
John R. Ferlin             57             2004                   2008
Duane E. Hagstrom          67             1985                   2008
Randy W. Rognlin           48             2001                   2008
Stewart L. Thomas          67             2004                   2008

Directors Continuing in Office

Class A
-------
Edwin Ketel                53             2002                   2006
Dennis A. Long             56             1997                   2006
Joseph A. Malik            67             1979                   2006
Robert J. Worrell          66             1982                   2006
Randy Rust                 57             2003                   2006

Class B
-------
G. Dennis Archer           62             2004                   2007
Gary C. Forcum             59             1997                   2007
Susan C. Freese            50             2001                   2007
Douglas M. Schermer        43             2002                   2007

      The present principal occupation and other business experience during the last five years of each nominee for election and each director continuing in office is set forth below:

      G. Dennis Archer is the founder of Archer Group, PS, and has been its director of tax services for more than the past five years. Mr. Archer holds both a Bachelor of Arts and Masters of Business Administration in finance from the University of Washington, and a law degree from Seattle University. Mr. Archer is a CPA, Personal Financial Specialist and Certified Financial Planner. Mr. Archer has practiced public accounting and served in the tax management field since 1976.

      John R. Ferlin has been President and General Manager of Brooks Manufacturing Co., a wood products company specializing in engineered wood products for the electric utility industry, for more than the past five years. Mr. Ferlin currently serves on the Board of Directors of Brooks Manufacturing Co. and Sound Forest Products. Mr. Ferlin received a B.A. degree from the University of California at Berkeley and a law degree from Hastings College of Law.

      Gary C. Forcum was the President of Pettit Oil Company, a fuel service company, until he retired in January 1999. Mr. Forcum is a private investor.

      Susan C. Freese is a pharmacist and has been joint owner of Peninsula Pharmacies, Inc. located in Long Beach, Ocean Park, and Ilwaco, Washington, for more than the past five years. Ms. Freese was appointed to the Board August 1, 2001.

      Duane E. Hagstrom was named Chief Executive Officer of Bank of the Pacific in 1985 and President in 1986, capacities in which he served until his retirement in August 1997. Prior to joining Bank of the Pacific, he spent 30 years at Rainier National Bank and its predecessor, where he served in various capacities, including management positions, having last served as Vice President and Manager of their Centralia Branch.

      Edwin Ketel is a veterinarian and has owned the Oceanside Animal Clinic in Seaview, Washington, for more than the past five years. Dr. Ketel was appointed to the Board September 2002.

      Dennis A. Long currently serves as President, Chief Executive Officer, and director of the Company and Chief Executive Officer and a director of the Bank. Mr. Long previously served as a director and President and Chief Executive Officer of Bank from July 1997 until December 1999. In December 1999, he was appointed President of the Company and became President and Chief Executive Officer in May 2001. Mr. Long previously served as President of the Southern Puget Sound District of Key Bank, N.A., Tacoma, Washington from July 1996 to April 1997. From April 1995 to July 1996, Mr. Long served as Retail Project Leader for KeyCorp, the parent company of Key Bank, N.A. He served as Executive Vice President and Retail Banking Manager of Key Bank of Washington, Seattle, Washington, from September 1993 to April 1995.

      Joseph A. Malik has served as Chairman of the Board of the Company since December 1999 and of the Bank since January 2000. He served as the President of Grays Harbor Community College from 1972 until June 1989, following which he was the Executive Director of the Commission on Colleges until his retirement in 1997. Mr. Malik serves on the Board of Trustees of the Colorado Institute of Art and chairs the Board of Trustees of the Portland Institute of Art.

      Randy Rognlin is a local construction contractor and has been the President and co-owner of Rognlin, Inc., located in Aberdeen, Washington, for more than the past five years. Mr. Rognlin was appointed to the Board August 1, 2001.

      Randy Rust was owner of Westport Shipyards, which builds ocean-going luxury yachts, until 2002 when he sold the company. Mr. Rust, a private investor, was appointed to the Board in July 2003.

      Douglas M. Schermer is a local construction contractor and has been the President and owner of Schermer Construction located in Hoquiam, Washington, for more than the past five years. Mr. Schermer was appointed to the Board in September 2002.

      Stewart L. Thomas has been Chairman of the Board of Bellingham Cold Storage, a company that stores all forms of frozen food products and distributes them worldwide, for more than the past five years. Mr. Thomas recently served on the Board of Directors of United for Washington, Washington Food Processors Council and IARW Insurance Group. Mr. Thomas attended Pacific University in Forest Grove, Oregon.

      Robert J. Worrell Mr. Worrell served as President and Chief Executive Officer, and as a director, of The Bank of Grays Harbor from 1982, and as Chief Executive Officer of the Company from January 2000, until his retirement in May 2001. He previously served as President and Chief Executive Officer of the Company from 1997 until December 1999.

                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

      The Board of Directors of the Company conducts its business through meetings of the Board and through Board committees. During 2004, the Board of Directors held 11 meetings. Each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors, and
(ii) the total number of meetings held by all committees on which that director served.

      The Company does not have a policy regarding attendance at annual shareholder meetings by directors. All of the individuals who were then directors attended the 2004 annual meeting of shareholders.

Committees

      The Board of Directors has established, among others, an Audit Committee, Governance and Nominating Committee, Compensation Committee, and an Executive Committee.

      Audit Committee. The principal functions of the Audit Committee are to be directly responsible for the appointment, compensation, and oversight of the independent auditors; review and approve any major accounting policy changes affecting operating results; review the arrangements for and scope of the independent audit and the results of the audit; review the scope of non-audit services performed by the independent auditors; ensure that the auditors are in fact independent; establish and oversee compliance with policies to prohibit unethical, questionable, or other illegal activities by officers and employees of the Company; and establish and monitor procedures for the receipt, retention and treatment of complaints regarding accounting or auditing matters. The Audit Committee also is responsible for reviewing the annual and other reports filed with the SEC and the annual report to shareholders. The Audit Committee met seven times during 2004.

      Current members of the Audit Committee are Messrs. Archer, Forcum, Hagstrom (Chairman), Westling, and Woodland. The board has determined that each member of the Audit Committee is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market and in Rule 10A-3 adopted by the SEC under the Exchange Act. The Company's Board of Directors has also determined that each of Messrs. Archer, Forcum and Hagstrom are qualified to be an

"audit committee financial expert" as defined in the SEC's rules. A written charter for the Audit Committee, a copy of which was attached as Appendix A to the Company's proxy statement for its 2003 Annual Meeting, was adopted by the Board of Directors during 2002. The Audit Committee charter is also available for review on our Web site at www.thebankofthepacific.com in the "Stockholder Info & CEO's Newsletter" section.

      Governance and Nominating Committee. The primary responsibilities of the Governance and Nominating Committee (the "Nominating Committee") are to identify individuals qualified to become members of the Board; recommend to the Board the slate of director nominees to be elected by shareholders; recommend directors to be elected by the Board to fill any vacancies; develop and recommend to the Board the corporate governance practices of the Board; oversee compliance with the Board's policies regarding ethical conduct and conflicts of interest of directors; and handle other matters as the Board or the Nominating Committee chair deems appropriate. The Nominating Committee met once during 2004. The Board has determined that the members of the Nominating Committee, including Messrs. Ferlin, Ketel, Rust, Worrell, Hagstrom, Malik and Forcum, are "independent directors" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Board of Directors has adopted a written charter for the Governance and Nominating Committee, which is available on the Company's website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

      The Nominating Committee continually evaluates the current Board composition to determine what attributes are desirable in new director candidates. The Nominating Committee looks for candidates who, as a group, meet the Company's strategic needs, possess the highest personal values, judgment and integrity, have the time and the willingness to understand the regulatory and policy environment in which the Company operates, and have diverse experience in key business, financial, and other challenges that face the Company. The Nominating Committee does not have any minimum requirements for director nominee qualifications. When the Nominating Committee has a need to identify new candidates, because of a vacancy on the Board or otherwise, it polls the current directors for suggested candidates. To date, the Company has not engaged third-party search firms to identify candidates. Any candidates identified for further consideration are typically interviewed and the Nominating Committee conducts such investigation of the candidate's background as deemed appropriate.

      The Nominating Committee will consider director candidates recommended by shareholders for nomination by the Board. Potential nominees recommended by shareholders are evaluated by the same criteria as other candidates considered by the Nominating Committee. Shareholders may make recommendations to the Nominating Committee by sending a written recommendation, including a description of the candidate's qualifications, and evidence of share ownership to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Candidates suggested by shareholders will be reviewed under the standards applied to all board candidates and based on the needs of the Board at the time.

      Under the Company's articles, shareholders are also permitted to nominate director candidates directly, subject to certain notice provisions described more specifically under the heading "SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR" below.

      Compensation Committee. The responsibilities of the Compensation Committee are to periodically review director compensation and benefits and compare results with information for companies of similar size. The Compensation Committee recommends any changes in director compensation and benefits to the full Board based on its review. The Compensation Committee is also responsible for conducting an annual evaluation of the Chief Executive Officer and establishing his/her compensation in the context of its review of the Company's performance. The Compensation Committee reports to the Board on the evaluation in a meeting of the full Board. The Chief Executive Officer evaluates the performance of the President and Executive Vice President and recommends to the Compensation Committee individual compensation levels for approval by the Committee. The current members of the Compensation Committee, are Messrs. Forcum, Hagstrom, Malik (Chairman), Rognlin, Rust, Thomas, Worrell and Ms. Freese. The Board has determined that each of these members is "independent" as defined in Rule 4200(a)(15) of the listing standards for companies quoted on the Nasdaq Stock Market. The Compensation Committee held three meetings during 2004.

      Executive Committee. During the intervals between meetings of the Board of Directors, the Executive Committee may exercise the power of the Board of Directors except with respect to a limited number of matters which include amending the articles or bylaws, adopting an agreement of merger or consolidation for the Company or any of its subsidiaries and recommending to the shareholders a merger of the Company or any of its subsidiaries, sale of all or substantially all its assets or the dissolution of the Company. Current members of the Committee are Messrs. Ferlin, Malik, Forcum, and Worrell.

                    SHAREHOLDER COMMUNICATION WITH THE BOARD

      The Board of Directors encourages shareholders to send communications directly to the Board. Should a shareholder wish to communicate with the Board of Directors, the communications should be mailed to Joseph A. Malik, Chairman, Board of Directors, Pacific Financial Corporation, P.O. Box 1826, Aberdeen, WA 98520. Communications may also be directed to individual Directors at the same address.

      Your communications should indicate that you are a shareholder. We will forward the communication to whom it was addressed (if addressed to a certain director) or to the appropriate director or committee. We will not forward communications that appear primarily commercial in nature or relate to an improper or irrelevant topic. Correspondence marked confidential and properly addressed will not be opened prior to forwarding to the Board or individual director.

                              DIRECTOR COMPENSATION

      Directors of the Company (including directors who are also employees) currently receive a $19,200 annual retainer fee (increased from $12,000 in 2004) and director's fees of $450 per meeting (an increase from $250 in 2004). The Chairman of the Board currently receives a $24,000 annual retainer fee (an increase from $18,000 in 2004) and director's fees of $800 per meeting (an increase from $250 in 2004). Audit committee members receive $450 per committee meeting (an increase from $250 in 2004), and the Audit Committee Chairman receives $550 per audit committee meeting (an increase from $250 in 2004). All other committee members receive $300 per committee meeting attended (an increase from $100 in 2004). Directors may defer their directors' fees under the Company's deferred compensation plan.

      Each director has been granted an option to purchase 5,000 shares of the Company's common stock at an exercise price equal to the per-share fair market value of the common stock on the date of grant. The option vests 20% one year after the grant date and an additional 20% each successive year so that 100% of the option is vested and exercisable after five years. Any unvested portion of the option will terminate immediately upon termination of a director's membership on the board. Mr. Rust was granted such an option on January 2, 2004, at an exercise price of $16.05 per share. Messrs. Archer, Ferlin, and Thomas were granted options on April 29, 2004, at an exercise price of $17.50 per share. Other current directors were granted such options on January 22, 2003, at an exercise price of $12.50 per share. All share numbers and per share prices in this paragraph have been adjusted to reflect the two-for-one stock split to be paid April 4, 2005, to shareholders of record on March 15, 2005.

                             EXECUTIVE COMPENSATION

      All share numbers and per share prices referenced in this section have been adjusted to reflect the two-for-one stock split to be paid April 4, 2005, to shareholders of record on March 15, 2005.

Summary Compensation Table

      The following table sets forth the compensation received by the Chief Executive Officer of the Company and the two other executive officers of the Company for services rendered in all capacities during the last three fiscal years. The Bank pays all compensation of the three named executive officers.

                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------
                                                         Long-Term
                                                        Compensation
                         Annual Compensation(1)            Awards
--------------------------------------------------------------------------------
                                                        Securities    All Other
                                                        Underlying  Compensation
Name and Principal      Year      Salary ($)  Bonus ($)  Options (#)   ($)(3)
Position
--------------------------------------------------------------------------------
Dennis A. Long (2)      2004      $183,436   $134,037         --      $11,318
President and Chief     2003       170,218    117,665      5,000        9,000
Executive Officer       2002       160,000    114,870         --        9,000
--------------------------------------------------------------------------------
Bruce D. MacNaughton    2004       109,186     44,679      5,000        8,655
Executive Vice          2003       102,500     29,416      7,008        7,446
President and Chief     2002        94,520         --     42,992        3,980
Credit Officer
--------------------------------------------------------------------------------
John Van Dijk           2004       111,688     50,140         --        6,600
Executive Vice          2003       104,000     41,183         --        7,838
President  and Chief    2002       100,000     40,205         --        8,045
Financial Officer

--------------------------------------------------------------------------------

(1) None of the named executives received perquisites or other personal benefits, in any of the years shown, in an aggregate amount equal to or exceeding 10% of the executive's total annual salary and bonus for each year.

(2) Salary amounts include director fees received.

(3) Amounts shown represent contributions to Bank of the Pacific's 401(k) Profit Sharing Plan

Employment Agreements

      The Bank has entered into employment agreements with its three executive officers, Dennis Long, Bruce MacNaughton and John Van Dijk. The agreement for Mr. Long provides for a three-year term beginning January 27, 2004, the agreement for Mr. MacNaughton provided for a two-year term beginning January 2, 2003, and the agreement for Mr. Van Dijk provides for a three-year term beginning January 2, 2003. The agreements provide for a minimum salary of $164,538 for Mr. Long, $102,500 for Mr. MacNaughton and $104,000 for Mr. Van Dijk.

      Mr. Long's agreement automatically extends an additional year on each one-year anniversary of its effective date unless the Bank provides notice of nonrenewal. Mr. Van Dijk's agreement is automatically renewed at the end of the initial three-year term for an additional three years, unless the Bank provides notice of nonrenewal. Once Mr. Van Dijk's agreement is renewed for an additional three-year term, that renewal term is extended an additional year on each one-year anniversary of the renewal unless the Bank provides notice of nonrenewal. Under all agreements, notice of nonrenewal by the Bank results in severance obligations to the employee as described in more detail below.

      The employment agreements with Messrs. Long, MacNaughton and Van Dijk provide that if (a) the employee is terminated by the Bank without cause or receives notice of nonrenewal, the employee will be entitled to receive salary from the date of the notice for the balance of the then current term or for twelve months from the date of notice, whichever is longer, or (b) the employee is terminated by the Bank within two years after a change in control (or, in Mr. Long's case, within two years after or nine months prior to a change in control) other than by reason of death or disability or for cause, the employee will be entitled to receive a payment equal to (x) in the case of Mr. Long, three times the highest amount of annual compensation reported for tax purposes during the prior three calendar years, (y) in the case of Mr. Van Dijk, three times the base compensation paid during the prior calendar year, and (z) in the case of Mr. MacNaughton, a payment equal to two times the base compensation paid during the prior calendar year. A change in the employee's position without his consent following a change in control will be deemed a termination.

      Each of the employment agreements provides that any stock options or restricted stock awards held by the employee will be immediately vested in full upon termination of employment by the Bank other than for cause. Amounts payable under the employment agreements are subject to reduction to the extent that such payments would be deemed excess parachute payments under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

      The employment agreements also include provisions regarding nondisclosure of confidential information concerning the Bank and an agreement not to compete with the Bank for two years in the counties in which it is operating at the time of termination. The employees will be required to pay the Bank $100,000 for each breach of the confidentiality provisions and $250,000 for each breach of the noncompete provisions. The Bank may also seek injunctive relief from a court to enforce the provisions.

      If an employee provides written notice of termination of employment or nonrenewal of his employment agreement less than 90 days prior to the termination date or expiration of the then current term, the agreement requires the employee to pay liquidated damages to the Bank ranging from $5,000 to $25,000.

      A "change in control" means a change in ownership or effective control of the Bank or ownership of a substantial portion of its assets as defined in
Section 280G of the Code. "Cause" includes dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of the Bank; and the employee's refusal to perform or gross negligence in the performance of his duties or misconduct materially injurious to the Bank.

Stock Options

      Option Grants in Last Fiscal Year. The following table sets forth certain information concerning individual grants of stock options under the Company's 2000 Stock Incentive Compensation Plan to the named executive officers during the year ended December 31, 2004.

                        OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------
                               Individual Grants
--------------------------------------------------------------------------------
                    Number of    % of Total
                   Securities      Options
                   Underlying     Granted to                          Grant Date
                     Options     Employees in   Exercise   Expiration   Present
       Name         Granted(1)    Fiscal Year    Price(2)     Date      Value(3)

--------------------------------------------------------------------------------
Bruce D.              5,000         3.60%        $16.05     1-03-14    $14,025
MacNaughton
--------------------------------------------------------------------------------


(1) Options generally become exercisable cumulatively in five equal annual installments beginning one year after the date of grant; provided that an option may become exercisable in full in the event of a change in control of the Company unless the option will remain outstanding after the change in control, the option is assumed by the surviving corporation, the surviving corporation does not substitute options with substantially the same terms, or the Board of Directors decides otherwise in its sole discretion. No stock appreciation rights were granted by the Company during 2004.

(2) The exercise price equals the per share fair market value of the Common Stock on the date of grant.

(3) The values shown have been calculated based on the Black-Scholes option pricing model and do not reflect the effect of restrictions on transferability or vesting. The values were calculated based on the following assumptions: (i) expectations regarding volatility of 17.39 percent were based on monthly stock price data for the Company; (ii) the risk-free rate of return 4.71% was assumed to be the Treasury Bond rate whose maturity corresponds to the expected term (10 years) of the options; and (iii) a dividend yield of 4.18%. The values which may ultimately be realized will depend on the market value of the Common Stock during the periods during which the options are exercisable, which may vary significantly from the assumptions underlying the Black-Scholes model.

      Option Exercise/Value Table. The following information with respect to stock options exercised during the fiscal year ended December 31, 2004, and remaining unexercised at the end of the fiscal year, is presented for the named executive officers.


                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND YEAR END OPTION VALUES


=====================================================================================================
                  Shares
                 Acquired       Value        Number of Securities            Value of Unexercised
                    on        Realized      Underlying Unexercised         In-the-Money Options at
     Name        Exercise(#)     ($)         Options at Year End             Fiscal Year End (1)
-----------------------------------------------------------------------------------------------------
                                         Exercisable   Unexercisable      Exercisable   Unexercisable
-----------------------------------------------------------------------------------------------------
Dennis A. Long    8,000        $72,840       140,000          35,000         $963,900        $528,850
-----------------------------------------------------------------------------------------------------
Bruce D.             --             --        25,794          29,206         $151,410        $147,972
MacNaughton
-----------------------------------------------------------------------------------------------------
John Van Dijk     4,000        $21,650        28,000           8,000         $178,920        $ 51,120
-----------------------------------------------------------------------------------------------------


(1) On December 31, 2004, the market value of the Common Stock was $17.50, based on trades reported to the Company in its capacity as transfer agent for the Common Stock. For purposes of the foregoing table, stock options with an exercise price below $17.50 are considered to be "in-the-money" and to have a value equal to the excess of $17.50 over the exercise price of the stock option multiplied by the number of shares covered by the stock option.

Equity Compensation Plan Information

      The following table summarizes share and exercise price information about the Company's equity compensation plans as of December 31, 2004.


                                    (a)                    (b)                    (c)
                                                                            Number remaining
                             Number of securities    Weighted-average     available for future
                              to be issued upon      exercise price      issuance under equity
                                 exercise of         of outstanding       compensation plans
                            outstanding options,    options, warrants    (excluding securities
Plan Category                warrants and rights        and rights       reflected in column (a))
-------------               ---------------------    ----------------    ------------------------

Equity compensation plans
  approved by security holders:    619,794                 $12.51                449,900
Equity compensation plans not
  approved by security holders:         --                     --                     --
                                   -------                                       -------
Total                              619,794                                       449,900


                             AUDIT COMMITTEE REPORT


      The Audit Committee has met with management and the Company's independent auditors, McGladrey & Pullen, LLP, to review the Company's accounting functions and the audit process and to discuss the audited financial statements for the year ended December 31, 2004. The Audit Committee discussed and reviewed with its independent auditors all matters that the independent auditors were required to communicate and discuss with the Audit Committee under applicable auditing standards, including those regarding communications with audit committees. The Audit Committee also discussed with the independent auditors their independence and obtained a formal written statement relating to independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees."


      Based on its review and discussions with management and the Company's independent auditors, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Gary C. Forcum                            Duane E. Hagstrom (Chairman)

G. Dennis Archer                          Walter Westling

David Woodland

                      REPORT OF THE COMPENSATION COMMITTEE

      The Compensation Committee reviewed with the full Board the evaluation of the Chief Executive Officer. The Committee's recommendation regarding his compensation level for 2004 was approved by the full Board. Mr. Long did not participate in Committee or Board actions on his compensation.

      The Committee believes that a compensation plan for executive officers should take into account management skills, long-term performance results and shareholder returns. The principles underlying compensation policies are: (i) to attract and retain key executives who are highly qualified and are vital to the long-term success of the Company; (ii) to provide levels of compensation competitive with those offered throughout the banking industry; (iii) to motivate executives to enhance long-term shareholder value by helping them build their own ownership in the Company; and (iv) to integrate the compensation program with the Company's long-term strategic planning and measurement processes.

      The current compensation plan involves a combination of salary, bonuses to reward short-term performance, 401(k) Profit Sharing Plan, deferred compensation, and grants of stock options to encourage long-term performance. The salary levels of executive officers are designed to be competitive within the banking and financial services industries. The Committee annually reviews industry peer group surveys to determine competitive salary levels. Individual annual performance is reviewed to determine appropriate salary adjustments. The Chief Executive Officer's base salary was increased by 7.8 percent for 2004 based on industry peer group surveys and Mr. Long attaining established objectives.

      A cash incentive compensation plan is in effect for the officers of the Company and the Bank, which is designed to compensate for performance during the year. The plan provides for year-end bonuses calculated under a formula based on the Company's equity as of the beginning of the year. No bonuses are paid unless the Company's pre-tax return on equity for the year, before taking into account income taxes, accrual for incentive payments, extraordinary revenues or expenses not directly associated with normal bank operations, and certain other items, exceeds 22%. If the pre-tax return on equity threshold is reached, the Company contributes to the bonus pool a dollar amount equal to 5% of earnings yielding a 20% pre-tax return on equity, 10% of any amount above 20% up to a 30% pre-tax return on equity, and 15% of the amount attributable to a pre-tax return on equity above 30%. The bonus pool is divided among officers and employees based on their levels of responsibility. This formula resulted in bonuses in 2004 of $134,037 for the Chief Executive Officer and $44,679 and $50,140 for Messrs. MacNaughton and Van Dijk, respectively.

      Stock options are the Company's primary long-range compensation program designed to reward performance that benefits shareholders. Awards of stock options are intended to provide employees with increased motivation and incentive to exert their best efforts on behalf of the Company by enlarging their personal stake in its success through the opportunity to increase the value of their stock ownership in the Company. Options issued to employees are at a price equal to the market value of the Common Stock on the date of grant. The amount of options granted to an employee is based on the employee's performance and relative responsibilities within the Company. During the fiscal year ended December 31, 2004, the Committee granted stock options for 5,000 shares to Mr. MacNaughton, and a total of 138,100 shares to other officers and employees of the Company or the Bank (as adjusted for the stock split to be paid April 4, 2005). The Committee did not grant stock options to the Chief Executive Officer or Chief Financial Officer during 2004.

Submitted by the Compensation Committee of the Board of Directors:

Joseph A. Malik (Chairman)  Gary Forcum    Susan C. Freese     Stewart L. Thomas


Duane E. Hagstrom           Randy Rust     Robert J. Worrell   Randy W. Rognlin

                             STOCK PERFORMANCE GRAPH


      Performance Graph. The following graph compares the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on the S&P 500 and Nasdaq Bank Index. Total return assumes that the value of the investment in the Company's Common Stock and each index was $100 on December 31, 1999, and that all dividends were reinvested.

--------------------------------------------------------------------------------
                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
--------------------------------------------------------------------------------

[GRAPHIC OMITTED.]


                                                        Period Ending
                                                        -------------

Index                         12/31/99   12/31/00   12/31/01   12/31/02   12/31/03   12/31/04
-----                         --------   --------   --------   --------   --------   --------
Pacific Financial Corporation  $100.00    $143.81    $163.07    $143.25    $151.18    $155.16
S&P 500                         100.00     121.15     111.18      97.96      76.31      98.20
Nasdaq Bank Index               100.00      94.16     115.03     129.46     138.38     184.10


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

      Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than 10% of any registered class of the Company's equity securities, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of common stock and other equity securities of the Company. Executive officers, directors and greater than 10 % shareholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely upon a review of the copies of Forms 3, 4 and 5 (and amendments thereto) furnished to the Company or otherwise in its files, all of the Company's officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements during 2004.

                COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Messrs. Forcum, Hagstrom, Malik, Rognlin, Rust, Thomas, and Worrell and Ms. Freese served on the Compensation Committee in 2004. Mr. Hagstrom was Chief Executive Officer and President of Bank of the Pacific for more than 10 years until his retirement in 1997. Mr. Worrell was Chief Executive Officer for Pacific Financial Corporation until his retirement in 2001.

                           RELATED PARTY TRANSACTIONS

      Federal regulations require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect.

                                    AUDITORS

      McGladrey & Pullen, LLP has been selected as the Company's independent auditors for 2005, and performed the audit of the Consolidated Financial Statements of the Company and the Bank for the year ended December 31, 2004. A representative of McGladrey & Pullen, LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and will have the opportunity to make a statement if he or she so desires.

Fees

      Fees paid to McGladrey & Pullen, LLP for fiscal years ended December 31, 2003 and December 31, 2004, were as follows:

                                        2003         2004

               Audit Fees             $69,099     $131,350
               Audit Related Fees      51,249       38,405
               Tax Fees                 7,071       16,014
               All Other Fees             700        4,615

      Audit Fees. Represents the aggregate fees, including out-of-pocket expenses, billed by McGladrey & Pullen for professional services rendered for
(i) the audit of the Company's annual financial statements during the year ended December 31, 2004 and 2003, (ii) review of financial statements included in the Company's quarterly reports on Form 10-Q and (iii) preparation for internal control reports and related attestation services required by Section 404 of the Sarbanes-Oxley Act of 2002. As of the date of this proxy statement, we have not completed our assessment of our internal control over financial reporting, and McGladrey & Pullen has not completed its audit of our assessment and of the effectiveness of our internal control over financial reporting, each as permitted by Securities and Exchange Commission ("SEC") Release No. 34-50754 (the "Release"). Under the Release, the SEC provided certain issuers such as the Company up to 45 additional days beyond the due date of their Annual Report on Form 10-K (in our case March 16, 2005) in which to comply with the requirements of Items 308(a) and 308(b) of Regulation S-K. We expect to incur approximately $40,000 in additional fees to McGladrey & Pullen in connection with its remaining audit, but will not know the exact amount of such fees until the audit is concluded. There can be no assurance additional fees will not be in excess of expected amounts.

      Audit Related Fees. Represents fees, including out-of-pocket expenses, billed for services provided to the Company by RSM McGladrey, an affiliated entity of McGladrey & Pullen, related to regulatory compliance reviews.

      Tax Fees. Includes fees billed by RSM McGladrey for preparation of federal income tax returns and review of estimated tax payments.

      All Other Fees. Includes all other professional fees for services provided to the Company by McGladrey & Pullen, LLP and RSM McGladrey during 2004 and 2003, other than the services described above.

      The Audit Committee determined that the provision of these audit related, tax, and other services was compatible with maintaining the independence of the Company's independent auditors.

Pre-Approval of Fees

      The Audit Committee pre-approved 100% of the fees described above. All fees and services (including audit and permissible non-audit services) of the Company's independent auditors are required to be reviewed and approved at a meeting of the Audit Committee prior to the engagement. All fees incurred in 2004 were pre-approved by the Audit Committee.

                                 CODE OF ETHICS

      The Company adopted a Code of Ethics that applies to our Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, and Cashier/Controller. The Code of Ethics is available on our website at www.thebankofpacific.com in the "Stockholder Info & CEO's Newsletter" section.

                                  OTHER MATTERS

      The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                      SHAREHOLDER PROPOSALS AND SHAREHOLDER
                            NOMINATIONS FOR DIRECTOR

      Shareholder Proposals. In order to be eligible for inclusion in the proxy materials of the Company for the 2006 Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's headquarters at 300 E. Market Street, Aberdeen, Washington, no later than November 24, 2005. Any such proposals shall be subject to the requirements of the SEC's proxy rules. In addition, if the Company receives notice of a shareholder proposal after February 7, 2006, the persons named as proxies in such proxy statement and form of proxy will have discretionary authority to vote on such shareholder proposal.

      Nomination of Candidate for Director. Shareholders may directly nominate director candidates only in accordance with the prior notice provisions contained in the Company's articles. These notice provisions, require, among other things, that a shareholder provide the Company with written notice not less than 14 days nor more than 60 days prior to the date of the annual meeting (or, if the Company provides less than 21 days' notice of such meeting, no later than seven days after the date on which notice was mailed to shareholders).

                         VOTING BY INTERNET OR TELEPHONE

      You may vote by Internet, telephone, or mail. Voting by Internet or telephone authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy by mail. To vote via the Internet, access the following Web site: www.proxyvoting.com/PFLC. To vote by telephone, call 1-866-540-5760 and follow the instructions. You should have your proxy card with you when voting via the Internet or telephone to facilitate voting. If you vote via the Internet or by telephone, you do not need to mail your proxy card.

                                  MISCELLANEOUS

      The Company's 2004 Annual Report to Shareholders has been mailed along with this Proxy Statement to all shareholders of record as of the close of business on March 18, 2005. Any shareholder that has not received a copy of such annual report may obtain a copy by writing to the Company. Such annual report is not to be treated as part of the proxy solicitation material or as having been incorporated herein by reference.



      A copy of the Company's Form 10-K as filed with the SEC will be furnished without charge to shareholders, including beneficial owners, of the common stock as of March 18, 2005, upon written request to Sandra Key, Executive Secretary, Pacific Financial Corporation, 300 E. Market Street, P.O. Box 1826, Aberdeen, Washington 98520.

                                    By order of the Board of Directors



Aberdeen, WA                        John Van Dijk
March 24, 2005                      Secretary

                                      PROXY

                          Pacific Financial Corporation

                 Annual Meeting of Stockholders - April 20, 2005

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

      The undersigned hereby appoints Dennis Long and John Van Dijk, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Pacific Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of the company to be held April 20, 2005 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.


      THIS PROXY WILL BE VOTE AS DIRECTED, OR IF NO DIRECTION IS INDICATED,
                        WILL BE VOTED "FOR" THE NOMINEES.

1. Election of Directors For |_|           Withheld for all |_|

Nominees:   01  John R. Ferlin
            02  Duane E. Hagstrom
            03  Randy W. Roglin
            04  Stewart L. Thomas

Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

-----------------------------------------------

I PLAN TO ATTEND THE MEETING  |_|

Dated: ________________________, 2005


_______________________________
         Signature


_______________________________
   Signature if held jointly

Please sign exactly as your name appears on this Proxy Card. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership

                      Vote by Internet or Telephone or Mail

                          24 Hours a Day, 7 Days a Week

  Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

    YOUR INTERNET OR TELEPHONE VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

                                    INTERNET
                         http://www.proxyvoting.com/pflc
   Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.

                                       OR

                                    TELEPHONE
                                 1-866-540-5760
  Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

                                       OR

                                      MAIL
        Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

   IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL
                             BACK YOUR PROXY CARD.





                                      -2-